AGREEMENT AND PLAN OF MERGER (this "Merger Agreement") made and entered into as of the 20th day of May, 1996 by and between TeleMall Network Incorporated, a Nevada corporation ("TeleMall") and Vegas Ventures, Inc., a Nevada corporation ("Vegas").

                                  WITNESSETH:

WHEREAS, TeleMall is a corporation duly organized and existing under the laws of the State of Nevada;

WHEREAS, Vegas is a corporation duly organized and existing under the laws of the State of Nevada;

WHEREAS, on the date of this Merger Agreement, TeleMall has authority to issue 50,000,000 shares of Common Stock, $0.001 par value (the "Vegas Common Stock"), of which 2,933,000 shares are issued and outstanding and 10,000,000 share of Preferred Stock, $.001 par value (the "TeleMall Preferred Stock"), of which 510,000 preferred shares are issued and outstanding;

WHEREAS, on the date of this Merger Agreement, Vegas has authority to issue 50,000,000 shares of Common Stock, $.0.001 par value (the "Vegas Common Stock"), of which 14,961,000 shares are issued and outstanding. Prior to the merger, Vegas shall authorize the creation of 10,000,000 shares of Preferred Stock and effectuate a 1 for 10 reverse stock split;

WHEREAS, the respective Boards of Directors of TeleMall and Vegas have determined that it is advisable and to the advantage of said two corporations that TeleMall merger into Vegas upon the terms and conditions herein provided; and

WHEREAS, the respective Boards of Directors of TeleMall and Vegas have approved this Merger Agreement and the Boards of Directors of TeleMall and Vegas have directed that this Merger Agreement be submitted to a vote of their shareholders, if required by state law;

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, TeleMall and Vegas hereby agree to merge as follows:

(1) Merger. TeleMall shall be merged with and into Vegas, and Vegas shall survive the merger ("merger"), effective upon the date when the Merger Agreement is made effective in accordance with applicable laws (the "Effective Date").

(2) Name Change. The Articles of Incorporation of Vegas (the surviving corporation) shall be amended to reflect a change of the name of Vegas to TeleMall Communications, Inc.

(3) Governing Documents. The Bylaws of Vegas, in effect on the Effective Date, shall continue to be the Bylaws of Vegas as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws.

(4) Further Assurances. From time to time, as and when required by Vegas or by its successors and assigns, there shall be executed and delivered on behalf of TeleMall such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall b appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Vegas the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of TeleMall, and otherwise to carry out the purposes of the Merger Agreement, and the officers and directors of Vegas are sully authorized in the name and on behalf of TeleMall or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

(5) Stock of TeleMall. On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares and warrants of TeleMall shall be recalled and cancelled and 2,933,000 restricted Vegas common shares and 510,000 restricted Vegas preferred shares shall be issued in proportion to their ownership percentage. The registered owner on the books and records of TeleMall or its transfer agents of any outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Vegas or its transfer agents, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Vegas Common Stock evidenced by such outstanding certificate as above provided.

(6) Book Entries. As of the Effective Date, entries shall be made upon the books of Vegas in accordance with the following.

     (a) The assets and liabilities of TeleMall shall be recorded at the amounts at which they were carried on the books of TeleMall immediately prior to the Effective Date.

     (b) There shall be credited to the common stock account of Vegas the aggregate amount of the stated value of all shares of Vegas Common Stock resulting from the conversion of the outstanding TeleMall Common Stock pursuant to the merger.

     (c) There shall be credited to the retained earnings account of Vegas the aggregate of the amount carried in the retained earnings account of TeleMall immediately prior to the Effective Date.

(7) Access to Documentation. Prior to the merger, Vegas and TeleMall shall provide each other full access to their books and records, and shall furnish financial and operating data and such other information with respect to their business and assets as may reasonably be requested from time to time. If the proposed transaction is not consummated, all parties shall keep confidential any information (unless ascertainable from public filings or published information) obtained concerning each others operations, assets and business.

(8) Merger Expenses. TeleMall shall pay all of the legal, accounting and any other expenses reasonably incurred in connection with this Agreement and the transactions contemplated hereby. Vegas agrees to provide an itemized list of all expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby.

(9) Abandonment. At any time before the effective Date, the Agreement and Plan of Reorganization and the Agreement of Merger may be terminated and the Merger may be abandoned by the Board of Directors of either Vegas or TeleMall or both, notwithstanding approval of the Merger Agreement by the shareholders of Vegas or the shareholders of TeleMall or both.

(10) Counterparts. In order to facilitate the filing and recording of this Merger Agreement the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by resolution of each Boards of Directors of TeleMall and Vegas, is hereby executed on behalf of each of said two corporations by their respective officers thereunto duly authorized.

TeleMall Network Incorporated                 ATTEST:
A Nevada corporation


/S/  RICK SULLIVAN                            /S/  REX MORDEN
- ----------------------------------           -----------------------------------
President                                    Secretary


Vegas Ventures, Inc.                         ATTEST:
A Nevada corporation

/S/  REX MORDEN                              /S/  GEORGE MAXON
- ----------------------------------          ------------------------------------
President                                   Secretary

                               ARTICLES OF MERGER


Pursuant to Section 92A-20 of the Nevada Revised Statues, TeleMall Network, Inc. and Vegas Ventures, Inc., both Nevada corporation, file these Articles of Merger.

1. TeleMall Network, Inc. ("TeleMall"), pursuant to a Plan of Merger and a Meeting of the Shareholders of Vegas Ventures, Inc. ("Vegas"), Nevada
corporation who unanimously approved the terms of the Merger set forth in the Proxy Statement on June 3, 1996 in Las Vegas, Nevada;

2. The Board of Directors and Shareholders of TeleMall and of Vegas unanimously adopted the Plan of Merger;

3. Neither corporation had a parent whose approval might have been required;

4.  The  Plan  was  approved  by  the  required   majority  of  the  constituent
shareholders;

5. The Amendment to the Articles of Incorporation of the constituent corporation as provided in the Plan have been filed with the Nevada Secretary of State.

6. The entire Plan of Merger is attached hereto as Exhibit 1, and incorporated herein in its entirety.

                                           EXECUTION AND ACKNOWLEDGEMENT

TELEMALL COMMUNICATIONS, INC. (formerly VEGAS VENTURES, INC)

By  /S/  THOMAS WELLS                        By  /S/  MALCOLM D. CRAWFORD
   ---------------------------------            --------------------------------
   President, Thomas Wells                      Secretary, Malcolm D. Crawford


TELEMALL NETWORK, INC.

By  /S/  RICK SULLIVAN                       By  /S/  REX MORDEN
   ----------------------------------           --------------------------------
   President, Rick Sullivan                     Secretary, Rex Morden



State of Nevada    )                                  LAUREN ANN PAVIA
                   ) SS    (Graphic of Seal Omitted)  Notary Public  - Nevada
County of Clark    )                                  Clark County
                                                    My appt. exp. July 20, 1999

     On the 20 day of June 1996, before me, the undersigned a Notary Public personally appeared Thomas Wells, Rick Sullivan, Malcolm D. Crawford and Rex Morden of TeleMall Communications, Inc. and TeleMall Network, Inc., both Nevada Corporations, known to be the person persons described in and who executed the foregoing instrument, and who acknowledge to me that they executed the same freely and voluntarily and for uses and purposes therein mentioned.

     In Witness Whereof, I have hereunto set my hand and affixed my official seal the day and year first written.

                                     NOTARY PUBLIC     /S/  LAUREN ANN PAVIA
                                                      --------------------------

                                    Residing in  Clark County
                                                 -------------------------------


My Commission Expires:

July 20, 1999
- ----------------------